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                                                                    Exhibit 10.9



                        THIRD REPLACEMENT REVOLVING NOTE

                                                          Boston, Massachusetts

$30,000,000.00                                            May 4, 1999


         On or before the "Termination Date" as defined in the Loan Agreement hereinafter defined, or earlier upon the occurance of an "Event of Default", as defined in the Loan Agreement, the undersigned DM Management Company, for value received, promises to pay to the order of Citizens Bank of Massachusetts (hereinafter called the "Bank"), at its principal office at 28 State Street, Boston, Massachusetts 02109, or such other location that the holder may specify

                     Thirty Million DOLLARS ($30,000,000.00)

or such lesser amount which shall have been advanced hereunder, with interest thereon, as herein provided, until paid in full. This note replaces the "Second Replacement Revolving Note" dated September 4, 1998 issued by the undersigned to the order of the Bank pursuant to the terms of a certain Loan Agreement dated June 5, 1997, by and between Bank and the undersigned, as previously amended and as amended and restated as of the date hereof by a certain Third Amended and Restated Loan Agreement (the "Loan Agreement").

         Interest shall accrue at the rates provided in the Loan Agreement for the Revolving Loan as defined therein and shall be paid at maturity hereof. Overdue principal and overdue interest from time to time outstanding shall bear interest in accordance with the terms of the Loan Agreement. If any payment is not made when due hereunder, then, without limitation on any other right of the Holder, there shall be a late charge as provided in the Loan Agreement.

         If an Event of Default (as defined in the Loan Agreement) shall occur, the entire unpaid principal balance of this note and all accrued and unpaid interest may become or be declared due and payable without notice or demand, in the manner and with the effect provided in the Loan Agreement.

         Every maker, endorser and guarantor of this note, or the obligation represented by this note, waives presentment, demand, notice, protest, and all other demands or notices in connection with the delivery, acceptance, endorsement, performance, default, or enforcement of this note, assents to any and all extensions or postponements of the time of payment or any other indulgence, to any substitution, exchange, or release of collateral, and/or to the addition or release of any other party or person primarily or secondarily liable, and generally waives all suretyship defenses and defenses in the nature thereof.

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         The undersigned will pay all reasonable out-of-pocket costs and expenses of collection, including reasonable attorneys' fees, incurred or paid by the holder in enforcing this note or the obligations hereby evidenced, to the extent permitted by law.

         No delay or omission of the holder in exercising any right of remedy hereunder shall constitute a waiver of any such right or remedy.

         The holder need not enter payments of principal or interest upon this note, but may maintain a record thereof on a separate ledger maintained by the holder.

         The word "holder" as used in this note shall mean the payee or indorsee of this note who is in possession of it or the bearer if this note is at the time payable to bearer.

         This note shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts and shall take effect as an instrument under seal.

WITNESS:                            DM MANAGEMENT COMPANY


/s/ Thomas K. Schou                 By:/s/ Peter J. Tulp
---------------------------------      --------------------------------
                                       Peter J. Tulp
                                       Corporate Controller